Filed Under Rule 424(b)(3), Registration Statement No. 333-104444, 333-104444-01 and 333-104444-02

Pricing Supplement Number 5 Dated 05/03/2004

(To: Prospectus Dated April 25, 2003 and Prospectus Supplement Dated March 25, 2004)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating

74432AAR1	100.00%	0.63%	$309,056.25	FIXED	3.00%	SEMI- ANNUAL	05/15/2007	11/15/2004	$15.75	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating

74432AAS9	100.00%	1.00%	$714,780.00	FIXED	4.00%	SEMI- ANNUAL	08/15/2009	11/15/2004	$21.00	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1[s]t Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating

74432AAT7	100.00%	1.30%	$4,218,438.00	FIXED	5.00%	SEMI- ANNUAL	05/15/2012	11/15/2004	$26.25	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Callable at 100.000% on 05/15/2006 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the Interest Payment Date occurring any time on or after 05/15/2006 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating

74432AAU4	100.00%	2.00%	$5,270,440.00	FIXED	5.75%	SEMI- ANNUAL	05/15/2019	11/15/2004	$30.19	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Callable at 100.000% on 05/15/2007 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the Interest Payment Date occurring any time on or after 05/15/2007 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the Noteholder and the Trustee, as described in the Prospectus.

Prudential Financial, Inc.	Trade Date: Monday, May 03, 2004 @12:00 PM ET	Prudential Financial, Inc.

751 Broad Street	Settle Date: Thursday, May 06, 2004	$1,000,000,000.00 Prudential Financial, Inc. InterNotes®

Newark NJ 07102	Minimum Denomination/Increments: $1,000.00/$1,000.00	Prospectus Dated 25-Apr-03 and Prospectus Supplement Dated: 25-Mar-04

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0443 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be represented by a single master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

InterNotes® is the trademark of INCAPITAL, LLC. All rights reserved